Exhibit 10.2

LAND PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is entered into by and between BEA Systems, Inc. (“Seller”) and Tishman Speyer Development Corporation (“Buyer”) concerning the approximately 39.26 acres of land, commonly known as 2347 North First Street, San Jose, California (the “Land”), which Land is more particularly described in the title report, attached and incorporated into this Agreement as Exhibit A (the “Title Report”).

NOW, WHEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms: For purposes of this Agreement, the following terms shall have the following meanings:

A. Development Agreement: The term “Development Agreement” means that certain Development Agreement entered into as of September 13, 2004 by and between the City of San Jose and Seller.

B. Effective Date: The term “Effective Date” means the date that the last signatory to this Agreement executed and delivered this Agreement.

C. Escrow Closing: The term “Escrow Closing” shall mean the date upon which the Property is conveyed to Buyer, as evidenced by the Title Company’s issuance of the Title Policy to Buyer.

D. Intangible Property. The term “Intangible Property” means all of Seller’s interest in and to any and all licenses, approvals, certificates, permits, warranties, guaranties, indemnities, and claims that relate to the Real Property.

E. Official Records: The official records of the County Recorder of Santa Clara County, California.

F. Permitted Exceptions: The term “Permitted Exceptions” shall mean only the following:

(i)	real property taxes not yet due and payable;

(ii)	supplemental taxes applicable to the sale of the Property to Buyer;

(iii)	the exceptions to title shown in Schedule B of the Title Report (other than exceptions 3, 4, 21, and 23);

(iv)	any other encumbrance of the Property claimed through Buyer or its successors and assigns or which arise out of the Buyer’s entry onto the Property prior to the Escrow Closing; and

(v)	any other exceptions to title approved in writing by Buyer.

The provisions of subparagraph notwithstanding, the term “Permitted Exceptions” shall not include (i) any lien for payment of delinquent real property taxes or assessments, (ii) any supplemental taxes imposed as a consequence of events occurring prior to the Closing Date, (iii) any deed of trust, and (iv) any property assessments (other than those identified as permitted exceptions in Schedule B of the Title Report), mortgage, UCC financing statement, judgment or other lien encumbering the Property (other than those claimed through Buyer).

G. Property: The term “Property” means the Real Property, the Records and Plans and the Intangible Property.

H. Real Property: The term “Real Property” means the Land together with all improvements located thereon, if any, and all rights, privileges, easements and appurtenances to the Land, if any.

I. Records and Plans: The term “Records and Plans” means all of Seller’s interest in and to the books and records identified in attached Exhibit C.

J. Required Closing Date: The term “Required Closing Date” means (i) March 29, 2007, if the Effective Date is on or before March 1, 2007, or (ii) in all other cases the forty-first (41st) day following the Effective Date, provided, however that if documents cannot be recorded in the Official Record on said day, then the Required Closing Date shall be the first day thereafter that documents can be recorded in the Official Records.

K. Title Company: The term “Title Company” shall mean First American Title Insurance Company.

ARTICLE 2

TERMS OF PURCHASE

2.1 Agreement to Purchase and Sell: Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, the Property on the terms and conditions set forth in this Agreement.

2.2 Purchase Price: The “Purchase Price” for the Property shall be One Hundred Eight Million U.S. Dollars (US $108,000,000.00). The Purchase Price for the Property shall be paid by the Buyer to Seller all in cash at Escrow Closing.

2.3 Possession of Property; As-Is Purchase: Subject to the terms and conditions of this Agreement, (A) possession of the Property shall be delivered to Buyer at Escrow Closing, in its then existing condition, “as-is,” without implied or express warranty or representation and with all patent and latent defects; (B) Buyer acknowledges that Buyer will have had the opportunity to conduct any studies and investigations of the Property as fully as Buyer desires;

and (C) Buyer will have had the right to observe the physical characteristics and condition of the Property it desires. Buyer acknowledges that neither Seller nor any of Seller’s employees, agents, or representatives has made any representations, warranties or agreements by or on behalf of Seller not contained in this Agreement as to any matters concerning the Property, the present use or condition thereof, or the suitability of the Property for Buyer’s intended use thereof. This disclaimer applies without limitation to topography, climate, air, water rights, utilities, water, present and future zoning, soil, subsoil, presence of toxic substances, purposes to which the Property may be suited, drainage, access to public roads, proposed routes of roads or extensions thereof, and environmental and land use laws and regulations to which the Property may be subject.

ARTICLE 3

COVENANTS AND REPRESENTATIONS

3.1 Representations of Seller: Seller hereby makes the following representations to Buyer, which are accurate as of the Effective Date and which will be accurate on the date of any Escrow Closing:

A. Seller is a corporation, duly organized and validly existing and in good standing under the laws of the State of Delaware and is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

B. This Agreement and all documents executed by Seller which are to be delivered to Buyer at the Escrow Closing are duly authorized, executed and delivered by the duly authorized representatives of Seller, are legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, are sufficient to convey title (if they purport to do so), and do not violate any provision of any agreement or judicial order to which Seller or the Property is subject.

C. Seller is the legal and equitable owner of the Property, with full right to convey the same; and, without limiting the generality of the foregoing, Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any interest in any of the Property and no consent of any third party is required for the execution, delivery or consummation of the Escrow Closing by Seller in accordance with this Agreement.

D. The documents made available by Seller for inspection by Buyer with respect to the Property (i) constitute all written documents which are in the possession or under the control of Seller pertaining to the Property requested by Buyer or material to the sale of the Property to Buyer, and (ii) are either complete originals thereof or are complete and correct copies of the originals.

E. There is no litigation, condemnation, legal proceeding, action or other proceeding pending or, to Seller’s knowledge, threatened against Seller or the Property before any court or administrative agency which does or will materially affect the Property, or the use or value thereof.

F. No hazardous, toxic or other material regulated by any governmental authority as a danger to human health or the environment has been placed on or about the Property by Seller or any of its agents, employees or contractors in violation of applicable laws, rules, regulations, codes or legal orders.

G. There are no service contracts, maintenance contracts, management contracts, construction contracts, architectural or design contracts or similar agreements to which Seller is a party and which relate to the Real Property that will survive the Escrow Closing and be binding upon Buyer.

H. Since February 1, 2007, Seller has not violated the Development Agreement in any material respect.

The representation set forth in Section 3.1.H. shall survive the Escrow Closing for a period of one year. Otherwise, the foregoing representations and warranties shall NOT survive the Escrow Closing. For purposes of this Agreement, whenever the phrase “to Seller’s knowledge” or words of similar import are used, they shall be deemed to refer to the actual knowledge of Frank Jesse and such other persons at a management or supervisory level for Seller who would, in the ordinary course of their responsibilities as employees or agents of Seller, receive notice from other agents or employees of Seller concerning the matters so represented “to Seller’s knowledge” or words of similar import.

3.2 Covenants of Seller: So long as the Agreement is in full force and effect:

A. No Changes: Seller shall not do any of the following without Buyer’s prior written consent: (i) enter into any contract relating to the maintenance, operation, or development of the Property that will survive the Escrow Closing; (ii) grant any easement, lease any part of the Property, or encumber the Property; or (iii) violate, amend, or terminate the Development Agreement.

B. Notice Letter: On the Effective Date, Seller shall execute and deliver to the City of San Jose a notice of intent to sell the Property to Buyer in form reasonably acceptable to Buyer.

3.3 Covenant of Buyer: Buyer shall keep confidential (in the same manner as for its other confidential information) the Seller’s records and documents concerning the Property both before the Effective Date and at any time thereafter, if Buyer does not acquire the Property; provided, however, that (i) so long as this Agreement remains in effect Buyer may disclose such information to its advisors, consultants, representatives, investors and prospective lenders who agree to abide by the confidentiality provisions of this Agreement, (ii) Buyer and its advisors, consultants, representatives, investors and prospective lenders may disclose such information as may be required by law or court order, and (iii) if Buyer acquires the Property, Buyer shall be free to thereafter use such information and to disclose it to other parties. In the event that this Agreement terminates for any reason prior to the Escrow Closing, Buyer shall, within ten (10) business days following a request by Seller, deliver to Seller all documentation, studies, investigations and reports prepared for Buyer by third parties which relate to the condition or legal compliance (or non-compliance) of the Property, provided that in no event shall Buyer be required to provide internal analyses, any proprietary information or any materials which are subject to the attorney-client privilege. Such items shall be delivered without representation or recourse of any kind.

ARTICLE 4

DEPOSITS AND CONDITIONS

4.1 Deposits & Termination: On or before 5:00 P.M. Pacific Time on the first day following the Effective Date that national banks are open for business in Santa Clara, County, California, (“Deposit Date”), Buyer shall deposit with Escrow Holder the cash sum of Fifteen Million Dollars ($15,000,000) (the “Deposit”). Subject to the terms of this Agreement, the Deposit shall be non-refundable (except as herein expressly provided to the contrary) and shall be held by Escrow Holder in an interest bearing account, with interest accruing to the benefit of Buyer prior to Escrow Closing and to the benefit of Seller after Escrow Closing. The Deposit (plus all interest earned thereon) shall be paid to Seller at the Escrow Closing and applied as a payment on account of the Purchase Price. Time is of the essence and, if the Deposit is not delivered to Escrow Holder by the Deposit Date, the Buyer shall be conclusively presumed to have terminated this Agreement, neither party shall have any further rights or obligations under this Agreement, and Seller shall be free to sell the Property to any other person on such terms and conditions as Seller shall elect.

4.2 Conditions to Close:

A. Conditions to Buyer’s Obligations. Buyer’s obligation to close escrow in accordance with this Agreement shall also be conditioned upon the satisfaction of each of the following conditions (the “Other Conditions”):

1.	The delivery by Seller of the documents described in Section 5.3; and

2.	The willingness of the Title Company to issue the Title Policy to Buyer concurrently with the Escrow Closing;

3.	The accuracy in all material respects of the representations and warranties of Seller set forth in Section 3.1 of this Agreement; and

4.	The performance in all material respects of Seller’s other obligations under this Agreement.

B. Buyer’s Rights Upon Failure of Condition. If any of the Other Conditions to the Buyer’s obligation to close escrow is not satisfied on the Required Closing Date (and for so long as the condition remains not satisfied) or if Seller otherwise defaults upon its obligations under this Agreement, Buyer may elect to any or all of the following:

1.	to waive the condition in writing and close escrow (with a credit against the Purchase Price for the cost of fulfilling the condition);

2.	to terminate this Agreement and recover its Deposit (with interest), if Seller fails to fulfill the condition within five (5) days following delivery to Seller of Buyer’s notice of an intent to terminate pursuant to this provision; and

3.	if the failed condition is a default or breach by Seller of its obligation to sell the Property to Buyer in accordance with this Agreement, to bring an action for specific performance of Seller’s obligation to sell the Property to Buyer.

Buyer waives all other rights and remedies against Seller in connection with this Agreement.

4.3 Liquidated Damages: Buyer recognizes that the Property will be removed from the market during the existence of this Agreement. Buyer acknowledges that in the event Buyer fails to perform its obligation to purchase the Property in accordance with this Agreement following satisfaction of the conditions to Buyer’s obligations to purchase the Property set forth in this article, Seller should be entitled to compensation for the detriment resulting from the removal of the Property from the market, and that the calculation of such damage would be extremely difficult and impracticable. Therefore, the parties agree to liquidate damages as follows:

IN THE EVENT BUYER FAILS TO PERFORM ITS OBLIGATION TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THIS AGREEMENT UPON SATISFACTION OF THE CONDITIONS TO BUYER’S OBLIGATION TO PURCHASE THE PROPERTY, THEN, AS ITS SOLE AND EXCLUSIVE REMEDY FOR SUCH FAILURE BY BUYER, SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSIT, TOGETHER WITH ALL ACCRUED INTEREST THEREON, AS LIQUIDATED DAMAGES. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT SAID AMOUNT IS PRESENTLY A REASONABLE SUM CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE EFFECTIVE DATE, INCLUDING THE RELATIONSHIP OF THE SUM TO THE RANGE OF HARM TO SELLER THAT REASONABLY COULD BE ANTICIPATED FROM SUCH BUYER DEFAULT, AND THE ANTICIPATION THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY OR INCONVENIENT.

By executing this provision as indicated below, each party specifically confirms the accuracy of the statements made above and the fact that each party was represented by counsel who explained the consequences of this liquidated damages provision at the time this agreement was made.

BUYER’S INITIALS	SELLER’S INITIALS

ARTICLE 5

ESCROW

5.1 Escrow Closing: The transaction contemplated by this Agreement shall be consummated through an escrow opened with Title Company or another escrow holder mutually acceptable to Buyer and Seller. Seller and Buyer each agree to deposit into such escrow, prior to the Required Closing Date, all funds and documents necessary to consummate the transaction described by this Agreement in accordance with the terms and conditions of this Agreement. The parties agree that time is of the essence and Escrow Closing must occur on or before the Required Closing Date.

5.2 Transfer of Title: At Escrow Closing, (i) Seller shall convey to Buyer, by standard California grant deed (the “Grant Deed”), fee simple title to the Property, free from the effects of all liens, encumbrances, and exceptions to title, other than the Permitted Exceptions, (ii) Buyer shall receive an ALTA Owner’s Policy of Title Insurance (Form 1970) naming Buyer as the insured thereunder in the amount of the Purchase Price, and showing fee title to the Property vested in Buyer, subject only to the Permitted Exceptions and the other preprinted exceptions to coverage in the policy jacket (the “Title Policy”), and (iii) the Purchase Price, as adjusted on account of Seller’s share (as described in Sections 5.4 and 5.5) of prorations and closing costs, shall be disbursed to Seller by the Title Company. The Escrow Closing shall be deemed to have occurred when the Grant Deed has been delivered and the Title Policy has been issued, the Grant Deed has been delivered to the Escrow Holder for recording, and the Purchase Price, as so adjusted on account of Seller’s share of prorations and closing costs, has been disbursed to Seller (even if the Grant Deed has not yet been recorded in the Official Records).

5.3 Delivery of Documents:

A. By Seller: On the Required Closing Date, Seller shall deliver to Buyer, through the escrow, the following documents:

1.	The Grant Deed, duly executed and acknowledged by Seller for recording in the Official Records;

2.	A Statement of Documentary Transfer Tax Due and Request that Amount of Tax not be Made a Part of the Permanent Record in the Official Records;

3.	A General Assignment in the form of Exhibit B-1, attached hereto and incorporated herein, duly executed by Seller;

4.	An Assignment and Assumption Agreement with respect to the Development Agreement in the form attached hereto as Exhibit B-2, duly executed by Seller;

5.	Such affidavits as Buyer and Title Company shall reasonably require to determine that no tax withholding is required with respect to the Purchase Price; and

6.	Such other documents as may be required to close escrow in accordance with this Agreement.

B. By Buyer: On the Required Closing Date, Buyer shall deliver to Seller, through the escrow, the following documents:

1.	A preliminary change of ownership statement in the form required by the Recorder of Santa Clara County, duly executed by Buyer, provided, however, that if allowed by the Recorder without interference with the Escrow Closing, Buyer may elect to pay a fee for failure to provide such statement;

2.	A General Assignment in the form of Exhibit B-1, attached hereto and incorporated herein, duly executed by Buyer;

3.	An Assignment and Assumption Agreement with respect to the Development Agreement in the form attached hereto as Exhibit B-2, duly executed by Buyer; and

4.	Such other documents as may be required to close escrow in accordance with this Agreement.

5.4 Prorations: At Escrow Closing:

A. All real property taxes shall be prorated to the date of Escrow Closing.

B. The interest on any assessments secured by the Property shall be prorated to the date of Escrow Closing.

C. The principal balance of any assessments secured by the Property that are Permitted Exceptions shall be assumed by Buyer, without credit to Purchase Price, at Escrow Closing.

D. The principal balance of any assessments secured by the Property that are not Permitted Exceptions shall be paid by Seller on or before Escrow Closing.

E. All tax liens against Seller encumbering the Property (including the tax lien shown as Exception 21 in the Title Report) shall be paid by Seller on or before Escrow Closing.

F. If accurate information is not available for any required prorations at the Escrow Closing, the Title Company shall reasonably prorate such items, based on the information that is available. When accurate and complete information becomes available, Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may require, such sums as may be necessary to correct any inaccuracy in the prorations made at the Escrow Closing within ten (10) business days following delivery of a written demand for payment, provided however that no such claim may be made more than one year after the Escrow Closing.

5.5 Closing Charges: The premium cost of the Title Policy shall be paid as follows: That portion of the premium cost equivalent to the premium for a 2006 CLTA Policy with survey exception and without any endorsements shall be paid by Seller and the remainder of the premium cost for a Title Policy obtained by Buyer shall be paid by Buyer. County property conveyance taxes shall be paid by Seller, and City property conveyance and documentary transfer taxes shall be split equally between Buyer and Seller. Buyer shall pay escrow fees, recording fees and closing costs for any financing of the Purchase Price. All other escrow fees, recording fees, and customary closing costs shall be shared equally by the Buyer and Seller.

ARTICLE 6

GENERAL PROVISIONS

6.1 Risk of Loss. Seller shall bear all risk of loss of the Property, by casualty, condemnation or otherwise, prior to the Escrow Closing. If, prior to the Escrow Closing, all or any portion of the Real Property is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated) or is the subject of a casualty, then (i) Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof but in any event at least 1 business day prior to the Required Closing Date, (ii) if the event is a casualty that is reasonably expected to cost more than $250,000 in excess of the insurance proceeds that will be available to Buyer for the restoration or if the event is an eminent domain proceeding, Buyer may elect to terminate this Agreement by giving written notice to Seller on or before to the Required Closing Date. The failure by Buyer to so elect in writing to terminate this Agreement prior to the Required Closing Date shall be deemed an election not to terminate this Agreement. If Buyer elects or is deemed to have elected not to terminate this Agreement, then no adjustment shall be made to the Purchase Price for any damage or condemnation prior to the Escrow Closing, but at the Escrow Closing, Seller shall assign to Buyer all of its right title and interest (a) in the proceeds of any casualty insurance policy for damage to the Property prior to the Escrow Closing, and (b) in any condemnation proceeds with respect to the Property. If Buyer is permitted to terminate pursuant to this Section and timely elects to terminate this Agreement, then the Deposit shall be returned to Buyer and the parties shall have no further obligations under this Agreement except for those obligations which expressly survive any termination of this Agreement.

6.2 Brokerage Commissions: Each party hereto represents to the other that it has not incurred, directly or indirectly, any liability on behalf of the other party for the payment of any real estate brokerage commissions, finder’s fees or other compensation to any agents, brokers, salesmen, or finders by reason of the consummation of the transaction contemplated by this Agreement, other than Cornish & Carey Commercial Real Estate (the “Broker”). Seller shall pay any commission or other consideration owing to Broker pursuant to a separate agreement between Seller and Broker and Buyer shall have no any liability to Broker for any commission or other payment in connection with this Agreement or the Property. Each party hereto shall indemnify, defend, and hold the other harmless from and against any claim, liability, or expense for any brokerage commissions, finder’s fees or other compensation claimed to be due and owing to any person, other than Broker, by reason of its activities in entering or consummating the transaction contemplated by this Agreement.

6.3 Attorneys’ Fees: Should any litigation be commenced between the parties hereto concerning the Property, this Agreement, or the rights and duties of either Seller or Buyer in relation thereto, whether it be an action for damages, equitable or declaratory relief, the prevailing party (or parties) in such litigation shall be entitled, in addition to all other relief as may be granted by Court, reasonable sums as and for attorneys’ fees in the discretion of the Court.

6.4 Notices: Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other shall be in writing and delivered by personal service, by an express delivery (such as Federal Express) or courier service that provides receipted delivery service, delivery charges prepaid, by electronic email communication (and, if the communication, notice or demand seeks to a declare a default under or terminate this Agreement, confirmed in writing sent by a written communication by one of the other permitted methods, addressed to the recipient in accordance with the notice information beneath its signature to this Agreement. Any party may change its address for notice by written notice given to the other in the manner provided in this Section 6.4. Any such communication, notice or demand shall be deemed to have been duly given or served (i) on the date personally served, if by personal service, or (ii) on the date of confirmed delivery, if by express delivery or courier service, or electronic email communication provided, however, that any communication, notice or demand received by courier delivery or electronic communication that is received after 5:00 p.m. (local time for the addressee) shall be deemed to have been received on the next business day.

6.5 Assignment: This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns.

6.6 Mutual Cooperation: Each party hereto agrees to execute and deliver such other and further instruments and documents as may reasonably be requested by the other to carry out this Agreement. Each party hereto covenants to exercise good faith in fulfilling its obligations under this Agreement.

6.7 Authority and Execution: Each person executing this agreement on behalf of a party represents and warrants, on behalf of the entity it represents, that (i) such person is duly and validly authorized to do so on behalf of the entity it purports to so bind, and (ii) if such entity is a partnership, corporation or trustee, that such partnership, corporation or trust, such entity has full right and authority to enter into this Agreement and perform all of its obligations hereunder.

6.8 Entire Agreement; Modification; Interpretation: This Agreement and the attachments hereto constitute the entire agreement between the parties and shall supersede all other agreements respecting the subject matter of this Agreement. This Agreement shall not be modified by either party by oral-representation or agreement made before or after the execution of this Agreement. All modifications to this Agreement must be in writing signed by both Seller and Buyer. The headings contained in this Agreement are for the purpose of reference only and shall not limit or define the meaning thereof. This Agreement shall be interpreted in accordance with the laws of the State of California and, in the event that any provision of this Agreement is adjudged to be, for any reason, unenforceable or invalid, it is the specific intent of the parties that the remainder hereof shall subsist and be and remain in full force and effect. Each party has engaged legal counsel and understands all terms of this Agreement. Any rule of construction that would interpret this Agreement, for or against any party, shall have no effect.

6.9 Time: Time is of the essence for the performance of each and every covenant and for the satisfaction of each and every condition contained in this Agreement.

6.10 No Other Negotiations. Seller, for itself and its successors and assigns, agrees that it will not solicit or accept any offer from, enter into any negotiations with, or supply any information to, any prospective purchaser, ground lessor, lender, or tenant of the Property, unless and until this Agreement terminates in accordance with its terms.

6.11 Buyer’s Liability. No present or future partner, member, director, officer, shareholder, employee, advisor, affiliate or agent of or in Buyer or any affiliate of Buyer, including Tishman Speyer Properties, L.P. (“Buyer Parties”), shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Buyer and Buyer’s assets, respectively, for the payment of any claim or for any performance, and Seller hereby waives any and all such personal liability of such Buyer Parties. For purposes of this Section 6.11, no negative capital account or any contribution or payment obligation of any partner or member in Buyer shall constitute an asset of Buyer. The limitations of liability contained in this Section 6.11 shall survive the Closing or any earlier termination of this Agreement. The foregoing shall in no event relieve the Broker from its obligations to Buyer or Seller nor modify in any manner the Seller’s rights under Section 4.3 of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BUYER:	SELLER:

Tishman Speyer Development Corporation, a Delaware corporation	BEA Systems, Inc., a Delaware corporation

By: __________________________________	By: __________________________________

Name: ________________________________	Name: ________________________________

Its: __________________________________	Its: ___________________________________

By: __________________________________	By: __________________________________

Name: ________________________________	Name: ________________________________

Its: __________________________________	Its: ___________________________________

Date Executed and Delivered:	Date Executed and Delivered:

________________________, 2007	________________________, 2007

Address for Notices: Tishman Speyer Development Corporation One Bush Street, Suite 450 San Francisco, California 94104 Attention: Jason Chadorchi E-mail: jchadorc@tishmanspeyer.com	Address for Notices: BEA Systems, Inc., 2315 North First Street San Jose, California 95131 Attention: Bill Klein E-mail: billk@bea.com

With copies to: Tishman Speyer 45 Rockefeller Plaza New York, New York 10111 Attention: Chief Legal Officer E-Mail: mbenner@tishmanspeyer.com and kgarrett@tishmanspeyer.com	With copies to: BEA Systems, Inc., 2315 North First Street San Jose, California 95131 Attention: Bob Donohue, Esq. E-mail: bdonohue@bea.com

Munger, Tolles & Olson LLP 355 South Grand Avenue, 35th Floor Los Angeles, California 90071 Attention: Edward C. Hagerott, Jr. Email: edward.hagerott@mto.com	Wilson Sonsini Goodrich & Rosati, PC 650 Page Mill Road Palo Alto, California 94304 Attn: Real Estate Department (DSS) E-mail: debrasummers@wsgr.com